UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

August 8, 2025

Bakkt Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 534-5849

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Departure of Co-Chief Executive Officer

Andrew Main is departing as Co-Chief Executive Officer and President of Bakkt Holdings, Inc. (the “Company”), effective as of August 11, 2025 (the “Separation Date”). Effective as of the Separation Date, Mr. Main will also resign from the Board of Directors of the Company (the “Board”). Following the Separation Date, Mr. Main will serve as an advisor to the Company until completion of the Company’s sale of the Loyalty business to Project Labrador Holdco, LLC, a wholly owned subsidiary of Roman DBDR Technology Advisors, Inc (such period, the “Advisory Period”).

The Company’s current co-Chief Executive Officer, Akshay Naheta, has been appointed and will serve as the Chief Executive Officer and President of the Company, effective as of the Separation Date.

In connection with Mr. Main’s departure, the Company and Mr. Main mutually agreed to terminate Mr. Main’s Executive Employment Agreement with the Company (the “Employment Agreement”), and entered into a release agreement (the “Release Agreement”), pursuant to which Mr. Main is entitled to receive the severance payments and benefits that he would otherwise be afforded upon an involuntary termination by the Company without “Cause”, as set forth in Section 9(a) of the Employment Agreement, subject to Mr. Main’s execution and non-revocation of a general release of claims against the Company (the “Severance Benefits”). The Severance Benefits consist of: (A) a lump sum cash payment of $1,500,000, less applicable withholdings, which represents the sum of (i) two times Mr. Main’s base salary, (ii) Mr. Main’s target bonus, and (iii) the cash equivalent of 12 months’ of group health COBRA premiums; and (B) full accelerated vesting of Mr. Main’s unvested restricted stock units (“RSUs”) and any unvested performance-based restricted stock units (“PRSUs”) for which actual performance achievement has already been certified as of the Separation Date, and (ii) Mr. Main’s unvested PRSUs will remain outstanding and eligible to vest based on actual performance achieved after completion of the performance period in accordance with the terms of such grants.

The Company and Mr. Main also entered into an Advisor Agreement, effective as of the Separation Date and continuing for the duration of the Advisory Period, unless earlier terminated in accordance with its terms, pursuant to which Mr. Main will serve as an advisor to the Company. In consideration of his services during the Advisory Period, Mr. Main will be compensated $1.00, plus 7,500 RSUs, which RSUs will vest upon the termination or expiration of the Advisory Agreement, unless the Advisory Agreement terminates due to (1) Mr. Main’s revocation or failure to execute his release of claims pursuant to the Release Agreement or (2) Mr. Main’s refusal to or inability to perform the services under the Advisory Agreement or his breach of any material provision of the Advisory Agreement or the Release Agreement, in which case such RSUs will be forfeited. In the event that the sale of the Loyalty business is not consummated on or prior to November 30, 2025, the parties will agree on additional compensation for Mr. Main.

The foregoing descriptions are qualified in their entirety by reference to the Release Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and the Advisor Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K.

Resignation of Director

On August 8, 2025, Gordon Watson resigned, effective as of August 11, 2025, as a director of the Board. Upon Mr. Watson’s resignation from the Board, and in recognition of his service during the current annual director compensation cycle, a pro rata portion of Mr. Watson’s unvested RSUs granted in respect of the current annual director compensation cycle will vest upon his separation date based on the number of days he served as a director during that cycle. Messrs. Main’s and Watson’s resignations were not because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Board has reduced the size of the Board to seven directors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description

10.1+†	Release Agreement, dated as of August 11, 2025, between Andrew Main and Bakkt Holdings, Inc.

10.2†	Advisor Agreement , dated as of August 11, 2025, between Andrew Main and Bakkt Holdings, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+

Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will provide a copy of such omitted materials to the Securities and Exchange Commission or its staff upon request.

†	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: August 11, 2025

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary